Exhibit 99.6

March 3, 2026

The Boards of Directors

Community Savings Bank

CSB Financial Inc.

503 West Plane Street

Bethel, OH 45106

Re:      Plan of Conversion

Community Savings Bank

Members of the Boards of Directors:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion (the “Plan”) adopted by the Board of Directors of Community Savings Bank (the “Bank”). The Plan provides for the conversion of the Bank into the full stock form of organization. Pursuant to the Plan, CSB Financial Inc. (the “Company”), a newly formed corporation, will sell shares of common stock in a public offering. When the conversion is completed, all of the capital stock of the Bank will be owned by the Company and all of the common stock of the Company will be owned by public stockholders.

We understand that in accordance with the Plan, eligible depositors will receive rights in a liquidation account maintained by the Bank representing the amount of the Bank’s equity as of the date of the latest statement of financial condition contained in the Prospectus prior to the consummation of the conversion. The Bank shall continue to maintain the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if applicable, who continue to maintain their deposits in the Bank. The liquidation account is designed to provide payments to depositors of their liquidation interests in the event of liquidation of the Bank.

In the unlikely event that the Bank were to liquidate after the conversion (including, a liquidation of the Bank following a purchase and assumption transaction with a credit union acquiror), all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors.

Based upon our review of the Plan and our observations that the liquidation rights become payable only upon the unlikely event of the liquidation of the Bank, we are of the belief that: the benefit provided by the liquidation account in the event of a liquidation of the Bank (including following a purchase and assumption transaction with a credit union acquiror) does not have any economic value at the time of the transaction contemplated above. We note that we have not undertaken any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue.

Sincerely,

FinPro Capital Advisors

46 East Main Street • Suite 303 • Somerville, NJ 08876 • 908.234.9398 ● www.finprocapitaladvisors.com

FinPro Capital Advisors, Inc. (Member FINRA/SIPC) is a wholly owned subsidiary of FinPro, Inc.